Exhibit 10.1

August 6, 2024
Ms. Merel Witteveen
Via Hand Delivery

Re: Promotion

Dear Merel:

I am pleased to inform you that you have been promoted to Senior Vice President, Operations of C3.ai, Inc. (“C3 AI”), reporting to me in my capacity as Chief Executive Officer. Effective July 31, 2024, your annualized base salary will be $450,000, less payroll withholdings and deductions, paid on C3 AI’s regular payroll schedule.

You will be eligible to earn an annual discretionary performance bonus up to an annualized target of 50% of your base salary, which will be prorated for the current C3 AI fiscal year based on your length of employment in this role in such fiscal year. Whether you earn or receive a bonus for any given fiscal year and the amount of any such bonus will be determined by C3 AI in accordance with C3 AI’s Employee Handbook. To earn any bonus, you must remain a full-time active employee through the date scheduled for payment of the bonus. The bonus, if earned, will be paid within a reasonable time after the end of the fiscal year to which it relates.

Additionally, you have been awarded an additional 40,000 restricted stock units (RSUs), representing the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon the vesting of the RSUs (the “Grant”), subject to the approval of the Board of Directors.  This grant is provided in appreciation and recognition of your significant efforts on behalf of the company and, importantly, of the considerable potential that we recognize in you to make even greater contributions going forward.  Your new grant will vest over a five-year period, per the provisions of the plan.  The RSU Grant Notice will be provided via Charles Schwab.

Please sign and date this letter to accept employment under the terms described above. We look forward to your continued contributions to C3 AI.

Sincerely,

/s/ Thomas M. Siebel
Thomas M. Siebel
Chief Executive Officer

Understood and Accepted:

/s/ Merel Witteveen                8/8/24
Merel Witteveen                Date